P R E S S   R E L E A S E
                                                     FOR ADDITIONAL INFORMATION:
                                                       Contact Mel Switzer, Jr.,
                                                               President and CEO
                                                                  (707) 935-3200

                         SONOMA VALLEY BANCORP ANNOUNCES
                   RECORD ASSET GROWTH FOR FIRST HALF OF 2003
                            TOTAL ASSETS $193 MILLION

SONOMA, California, July 15, 2003- Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported that the bank posted assets of $193 million at June 30, 2003, up 25% from $154 million a year ago. Deposits grew to $170 million, up $37 million or 28% from last year. Loans reached $119 million, up over $6 million from the second quarter of 2002. Earnings for the six months ending June 30, 2003 were $1,401,000, or $.96 per share.

Comparing year to date earnings of 2003 with the same period in 2002 shows a modest decline in earnings of $25,000 or 1.75%, a result of a declining net interest margin and the continued weakness in the economy. The annualized Return on Average Assets was 1.50% and the annualized Return on Average Equity was 14.30%. The Book Value for the stock at period end was $13.78, up 13% from one year ago.

For the ninth year, Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS in 2002. Bauer Financial again awarded the Bancorp with its highest designation, FIVE STAR, noting the strength and earnings performance of the bank. This is the ninth year Sonoma Valley Bancorp has earned this recognition.

On June 18th, the Board of Directors declared a 5% stock dividend payable to shareholders of record July 2, 2003. Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.